Exhibit (h)(ii)

SECOND AMENDMENT TO THE

FUND ADMINISRATION SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of June 25,2014, to the Fund Administration Servicing Agreement, dated as of September 9, 2010, as amended September 4, 2013 (the “Agreement”), is entered into by and between ENTREPRENEURSHARES SERIES TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the Entrepreneur US Large Cap Fund and to amend the fees; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the Trust and USBFS agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ENTREPRENEURSHARES SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Joel Shulman	By: /s/ Michael R. McVoy

Name: Joel Shulman	Name: Michael R. McVoy

Title: Managing Director	Title: Senior Vice President

Amended Exhibit A
to the
Fund Administration Servicing Agreement – EntrepreneurShares Series Trust

Separate Series of EntrepreneurShares Series Trust

Name of Series

EntrepreneurShares Global Fund

Entrepreneur US All Cap Fund

Entrepreneur US Large Cap Fund

Amended Exhibit B

to the

Fund Administration Servicing Agreement – EntrepreneurShares Series Trust

FUND ADMINISTRATION & PORTFOLIO COMPLIANCE SERVICES
FEE SCHEDULE at July 2014

Annual Fee Based Upon Average Net Assets Per Fund Complex

"	.035% (3.5 basis points) on the first $500 million
"	.025% (2.5 basis points) on the next $1 billion
"	.015% (1.5 basis points) on the next $1 billion

Minimum annual fee:

"	$75,000 annual fee based on three portfolios within the fund complex
"	$3,000 per additional share class beyond the first share class within each portfolio
"	Additional portfolios negotiated separately

Services Included in Annual Fee Per Fund Complex

"	Advisor Information Source Web Portal

Chief Compliance Officer Support Fee*

"	$2,000 /year

Out-Of-Pocket Expenses

Including but not limited to postage, stationery, programming, special reports, third-party data provider costs, proxies, Insurance, EDGAR filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), and conversion expenses (If necessary).

Additional Services

Available but not included above are the following services – USBFS legal administration (e.g., registration statement update), daily performance reporting, daily compliance testing (Charles River), Section 15(c) reporting, equity attribution, electronic Board materials, and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.

Fees are billed monthly.

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